UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2010

ADEX MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53733 (Commission File Number)	20-8755674 (IRS Employer Identification Number)

883 North Shoreline Boulevard; Suite A200
Mountain View, CA 94043
(Address of principal executive offices) (Zip Code)

(650) 967-3040
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01— Entry into a Material Definitive Agreement.

As previously disclosed by AdEx Media, Inc. (the “Company”), in the Company’s Form 10-Q for the quarter ended September  30, 2009, filed with the Securities and Exchange Commission on November 13, 2009, Dr. Mehmet Oz (“Dr. Oz”), Zo Co I, LLC (“Zo Co”), Ow Licensing Company, LLC (“OW”), and Harpo, Inc. (“Harpo” and collectively with Zo Co, Dr. Oz, and OW, the “Plaintiffs”) filed a lawsuit in the United States District Court Southern District of New York (the “Lawsuit”) against approximately fifty named defendants and up to 500 additional “Doe” defendants. The Lawsuit included allegations against the defendants relating to their marketing and advertising activities in connection with certain products, including certain products marketed and sold by the Company.

On January 27, 2010, the Company and the Plaintiffs entered into a Settlement Agreement (the “Settlement Agreement”), pursuant to which the parties agreed to release all claims against each other with respect to the Lawsuit and the Company agreed to pay Plaintiffs $25,000 in cash (the “Settlement Payment”).  The Settlement Agreement was entered into without any adjudication of fact or law and with no admission of liability by the Company.

Simultaneously with the execution of the Settlement Agreement, the Company and the Plaintiffs executed a Stipulated Order of Permanent Injunction and Voluntary Dismissal (the “Stipulated Order”) pursuant to which the Company and its employees, directors, officers, parents, subsidiaries, and affiliates were ordered, among other things, to make no unauthorized use of Plaintiffs’ intellectual property or infringe on any of Plaintiffs’ personal rights in the course of their marketing and advertising programs. The Stipulated Order was filed upon execution of the Settlement Agreement and receipt of the Settlement Payment, at which time the Lawsuit against the Company was to be dismissed with prejudice.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K relating to the Settlement Agreement is hereby incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEX MEDIA, INC.

Dated: February 1, 2010	By:	/s/ Ben Zadik
Ben Zadik
Chief Financial Officer